Exhibit 4.27.1

PROMISSORY NOTE COMBINATION #3 EXTENSION AGREEMENT

This Promissory Note Combination #3 Extension Agreement, hereinafter referred to as “Combination #3 Extension”, entered into this Sixteenth day of November, 2012, by and among Intellinetics, Inc, hereinafter called “Maker” and Alpharion Capital Partners, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note Combination #3 dated

September 2, 2012 for the amount of ONE HUNDRED NINETEEN THOUSAND and 00/100

DOLLARS ($119,000), hereinafter referred to as “Note Combination #3”. Said Note Combination

#3 was originally due on a due date of November 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Combination #3 Extension Agreement in order to extend the due date of the Note Combination #3 for an additional thirty days to December 16, 2012.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note Combination #3 to December 16, 2012.

All other provisions of the original Note Combination #3, Promissory Note and Subscription agreements shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this

Combination #3 Extension as of the day and year above first written.

INTELLINETICS, INC.

By: /s/William J. Santiago

ALPHARION CAPITAL PARTNERS, INC.

By: /s/Rick Hughes